Exhibit 10.1

BNC Bancorp
Executive Incentive Program

Original Document Date: July 25, 2013
Updated effective: January 1, 2014

BNC Bancorp Executive Incentive Program

Introduction
BNC Bancorp (the “Company”) and Bank of North Carolina are committed to rewarding key executives for their contributions to the success of the Company, Bank of North Carolina and BNC Bank, a division of Bank of North Carolina. Through the BNC Bancorp Executive Incentive Program, as it may be amended and/or restated (the “Program”), participants have the opportunity to earn cash and/or equity-based awards for common stock of the Company based on meeting or exceeding Company goals. The Program is intended to be part of a total compensation package which may include base salary, annual incentives, long-term incentives and other benefits. For the purposes herein, references to the “Company” include Bank of North Carolina and, if and to the extent applicable, other subsidiaries or affiliates of the Company unless the context otherwise requires or the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company determines otherwise. The Program is designed to:

▪	Focus executives on building a strong foundation for success and long-term sustainability that will enhance long-term shareholder value.

▪	Recognize and reward achievement of the Company’s business goals.

▪	Focus executives’ attention on key business metrics.

▪	Motivate and reward superior performance.

▪	Attract and retain talent needed for the Company’s success.

▪	Be competitive with the market.

▪	Encourage teamwork and collaboration.

▪	Ensure incentives are appropriately risk-balanced.

▪	Be straightforward and easy to communicate.

Effective Date, Plan Administrator; Payment under 2013 Plan
The Program was effective as of January 1, 2013 and was amended and restated effective as of January 1, 2014. Cash awards (e.g., in the form of performance units) and equity awards under the Program are paid under, and subject to, the BNC Bancorp 2013 Omnibus Stock Incentive Plan, as it may be amended and/or restated (the “2013 Plan”), and the terms of the 2013 Plan are incorporated herein if and to the extent applicable. The Program Administrator is the Committee. Members of the Committee shall satisfy such independence standards as may apply under applicable laws, rules, regulations and stock exchange requirements (collectively, “applicable law”). The Committee shall make its determinations regarding eligibility, performance criteria, payouts and other terms and conditions within the time periods required by, or otherwise in accordance with, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), if and to the extent applicable. The Committee may delegate authority to appropriate officers, employees or agents of the Company to perform ministerial duties related to Program administration, subject to compliance with applicable laws.

Performance Period / Program Year
The performance period generally will be January 1st through December 31st (the “program year”), although the Committee shall have discretion to establish performance periods that are longer or shorter than the Program Year.

Participation and Eligibility
The Committee determines the participation of the top tier named executive officer positions (CEO, President and CFO). Other named executive officers are recommended by the CEO but must be approved by the Committee. Other executives may participate upon the approval of the CEO, subject to Committee authority to approve or disapprove such recommendations. An employee selected to participate in the Program is referred to as a “participant.”

New employees must be employed by October 1st of the program year to be a participant and eligible for a pro rata portion of the program year’s incentive.

Incentive Award Opportunities
Each participant is assigned an incentive award target, calculated as a percentage of base earnings. Base earnings refers to the average base salary as of January 1st through December 31st, excluding referral fees, commissions and any other previously paid performance compensation (“base earnings”). Award opportunities vary based on participant roles and are approved by the Committee at the beginning of the program year.

Establishment of Performance Measures, Goals, Weightings and Definitions

Performance measures, goals, and weightings are established at or as soon as practicable following the beginning of the performance period and approved by the Committee. For purposes of this Program, these terms have the following meanings:

Performance Measures - The criteria for which awards may be paid. Performance measures may be financial or non-financial. A non-exclusive listing of performance measures that may be considered by the Committee can be found in Section 1 (bb) of the 2013 Plan.

Goals - Identifies the specific results required to achieve a certain level of performance. Goals may be quantitative or qualitative. A threshold, target and superior goal is established for each performance measure as follows:

▪
Threshold - is the minimum level of performance for which an award is paid. If performance is below threshold, the payout is zero. Performance at threshold results in a payment equal to 50% of the targeted incentive opportunity.

▪	Target - is the expected level of performance. Performance at target results in a payment equal to 100% of the targeted incentive opportunity.

▪
Superior - is considered outstanding performance. Performance at superior results in a payment equal to 150% of the participant’s targeted incentive opportunity, which is the highest amount to be paid under the Program.

Weightings - Weightings are used to differentiate the relative importance/priority of the performance measures. Each performance measure is weighted a minimum of 10%, and the total of all performance measures for a program year equals 100%.

Definitions - Qualitative measures should carry, at a minimum, a general description of the criteria which will be reviewed in order to make an assessment regarding performance.

The Committee may use schedules or other documentation to reflect award opportunities, performance measures, goals and weightings. Such schedules or other documents shall be approved by the Committee at or as soon as practicable following the beginning of each performance period or within such time periods as may be required under Section 162(m) of the Code, to the extent applicable, and shall be updated each performance period as applicable.

Award Funding
A funding trigger is established for purposes of Section 162(m) of the Code. The Program is funded at the Superior level if the Company has positive operating earnings for the program year. The incentive awards paid are then determined by the Committee using the performance measures selected for the program year. In other words, the funded amount is adjusted downwards to reflect actual performance.

Award Payouts
The Committee shall determine whether awards shall be payable in cash or equity awards (or both), and the allocation between, and value for, cash and equity awards. The actual grant of equity awards, if any, shall occur at the time of award payout. The type(s) of equity award and award terms shall also be established by the Committee.

At the end of the program year, actual performance is compared to the established goals. Performance between threshold and target and target and superior are interpolated for purposes of determining award payouts. Once amounts are determined for each Program participant, the allocation between cash and equity is applied, and a determination regarding the cash award and number of shares of Company common stock to be granted is approved by the Committee.

Awards will be paid within two and one half months following the end of the program year or otherwise in a manner intended to be exempt from, or in compliance with, Section 409A of the Code. Awards will be paid out as a percentage of a participant’s base earnings.

Awards, whether equity or cash, shall be subject to withholding for required income and other applicable taxes, and the Company’s obligation to pay such awards shall be subject to compliance with applicable withholding or other tax requirements.

The employee must be employed on a full or part-time basis at the date of payment, unless retired, deceased or disabled. Participants on a performance improvement plan or who have an unsatisfactory performance rating at the time of payment are not eligible to receive an award.

New Hires, Reduced Work Schedules, Promotions and Transfers
New hires that meet the eligibility criteria and are hired prior to October 1st of the program year will be eligible to receive a pro-rated award based on the number of full months worked during the program year. New hires employed by the Company after October 1st are not eligible to receive an award for the program year during which the hire occurred.

Participants who are promoted or change roles that result in the participant becoming eligible or ineligible for an award, or participants who experience a change in incentive opportunity, will be eligible to receive a pro-rated award, to the extent the award is otherwise earned, using their status and the effective date of the promotion or role change. Award amounts will be calculated using the participant’s base earnings and the incentive target for the applicable period.

Participants who have an approved leave of absence are eligible to receive a pro-rated award calculated using their time in active status as permitted by the Family Medical Leave Act or other applicable state and federal laws and regulations.

Termination of Employment
To encourage retention, a participant must be an active employee of the Company on the date the incentive award is paid in order to receive an award (please see exceptions for death, disability and retirement below.) Except as may be provided herein or in any severance, change in control and/or employment agreement, participants who terminate employment during the program year (whether termination is by the Company or the participant), or who have given notice of resignation during the program year but before payout, are not eligible to receive an award payout.

Death, Disability or Retirement
In the event of the death or disability of a participant, the Company will pay to the participant, or the participant’s estate in the event of the participant’s death, the pro rata portion of the incentive award that had been earned by the participant based on the period elapsing from the beginning of the performance period until the date of termination or employment. Any such amounts will be paid in cash unless the Committee determines otherwise.

Individuals who retire (as determined by the Committee) are eligible to receive an incentive paid in cash if they are actively employed through October 1st of the program year; provided however, that such award shall only be paid if and to the extent that it is deemed earned and payable based on attainment of performance goals and shall be payable on a pro rata basis.

Administration
The Program is authorized by the Company’s Board of Directors and administered by the Committee. To ensure proper alignment with the Company’s business objectives, the Program will be reviewed periodically by the Committee. The Company’s Board of Directors has the authority to amend the Program but the Committee has the authority to determine awards and performance measures under the Program, to interpret the Program and to make or nullify any rules and procedures, as necessary, for proper administration of the Program. Any determination by the Committee will be final and binding on all participants. Without limiting the effect of the foregoing, the Committee shall not have discretion to increase the amount of an award earned and payable to any participant who is a “covered employee,” as such term is defined and interpreted under Section 162(m) of the Code; and the Committee shall have the unilateral discretion to reduce or eliminate the amount of an award granted to any participant, including an award otherwise earned and payable pursuant to the terms of the Plan.

Program Changes or Discontinuance
The Company has developed the Program on the basis of existing business, market and economic conditions, current services and staff assignments and forecasts. If substantial changes occur that affect these conditions, services, assignments or forecasts, the Committee may add to, amend, modify or discontinue any of the terms or conditions of the Program at any time, subject to compliance with Section 162(m) of the Code to the extent applicable. Examples of substantial changes may include mergers, dispositions or other corporate transactions, changes in applicable law or accounting principles or other events that would in the absence of some adjustment, frustrate the intended operation of this Program.

No Entitlement to Incentive Compensation
Each Program participant is eligible for a distribution under the Program only upon attainment of certain performance objectives defined under the Program and after the approval of the award by the Committee.

Participants Rights Not Assignable; No Right to Participate
Any participant awards shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law or any legal process. Nothing contained in this Program shall confer upon any employee any right to continued employment, nor does the Program affect the right of the Company or any affiliate to terminate a Program participant’s employment or service at any time. Participation in the Program for any performance period does not confer rights to participation in the Program for other performance periods or in other Company programs or plans, including annual or long-term incentive plans, non-qualified retirement or deferred compensation plans or other executive perquisite programs.

Recoupment in the Event of Accounting Restatements
In the event that the Company is required to prepare an accounting restatement due to error, omission or fraud (as determined by the Board of Directors), each participant shall reimburse the Company for part or the entire incentive award made to such participant on the basis of having met or exceeded specific targets for performance periods. For purposes of this policy, (i) the term “incentive awards” means awards under this BNC Bancorp Executive Incentive Program, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Company; and (ii) the term participant means employees who are eligible to participate in the BNC Bancorp Executive Incentive Program. The Company may seek to reclaim incentives within a three-year period of the incentive payout.

Risk Mitigation
The Company seeks to appropriately balance risk with financial rewards in the Program design and implementation. The compensation arrangements in this Program are designed to be sufficient to incent participants to achieve approved strategic and tactical goals while at the same time not be excessive or lead to material financial loss to the Company.

Awards may be reduced or eliminated for credit quality and/or regulatory action. Unless the Committee deems otherwise, awards will not be paid, regardless of corporate or team/individual performance, if: 1) any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other negative directive action where the Committee considers it imprudent to provide awards under this Program, and/or 2) after a review of the Company’s credit quality measures the Committee considers it imprudent to pay awards under this Program, or 3) if the Committee otherwise determines that it is imprudent to pay such awards.

Ethics and Interpretation
If there is any ambiguity as to the meaning of any terms or provisions of this Program or any questions as to the correct interpretation of any information contained therein, the Company's interpretation expressed by the Committee or the Board of Directors, as the case may be, will be final and binding.

The altering, inflating and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards will subject the employee to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by this Program to which the participant would otherwise be entitled will be revoked or if paid, the participant will be obligated to repay, any incentive award earned during the award period in which the wrongful conduct occurred regardless of employment status.

Severability; Governing Law
Each provision in this Program is severable, and if any provision is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

The Program and the awards and payments hereunder shall, in all respects, be governed by, and construed and enforced in accordance with the laws of the State of North Carolina.

No Trust; Unfunded Plan
The obligation of the Company to make payments hereunder shall constitute a liability of the Company to the participants. Such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the participants nor their beneficiaries shall have any interest in any particular assets of the Company by reason of its obligations hereunder. Nothing contained in this Program shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the participants or any other person or constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

Compliance with Section 409A of the Code
Notwithstanding any other provision in the Program or an award to the contrary, if and to the extent that Section 409A of the Code is deemed to apply to the Program or any award, it is the general intention of the Company that the Program and any such award shall, to the extent practicable, be construed in accordance therewith. Deferrals pursuant to an award otherwise exempt from Section 409A of the Code in a manner that would cause Section 409A of the Code to apply shall not be permitted unless such deferrals are in compliance with or exempt from Section 409A of the Code. Without in any way limiting the effect of the foregoing, (i) in the event that Section 409A of the Code requires that any special terms, provision or conditions be included in the Program or any award, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Program and/or award, as applicable, and (ii) terms used in the Program or an award shall be construed in accordance with Section 409A of the Code if and to the extent required. Further, in the event that the Program or any award shall be deemed not to comply with Section 409A of the Code, then neither the Company, the Board, the Committee nor its or their designees or agents shall be liable to any participant or other persons for actions, decisions or determinations made in good faith.
Other Restrictions on Awards

Notwithstanding any other Program provision to the contrary, the Company shall not be obligated to make any distribution of benefits through the Program or take any other action, unless such distribution or action is in compliance with applicable laws, rules and regulations (including but not limited to applicable requirements of the Code).

Program Approval
IN WITNESS WHEREOF, the parties have executed and approved the Program, as amended and restated on March 18, 2014, effective January 1, 2014.

/s/Thomas R. Sloan
Chairman of the Board

/s/ D. Vann Williford
Chairman, Compensation Committee